EXHIBIT 23.1
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          Stamford Square
          3001 Summer Street
          Stamford, CT 06905



                        Consent of Independent Auditors


The Board of Directors
Canandaigua Brands, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-26694, 33-56557 and 333-88391) on Form S-8 and (No. 333-67037) on Form
S-3 of Canandaigua Brands, Inc. of our report dated June 24, 1999, with respect to the statement of assets and liabilities related to the product lines sold to Canandaigua Brands, Inc. as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, which report appears in the Form 8-K/A Amendment No. 2 of Canandaigua Brands, Inc. dated April 9, 1999.


/s/ KPMG LLP

November 22, 1999






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